FOR IMMEDIATE RELEASE:  Thursday, January 27, 2005

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

MITY ENTERPRISES, INC. ANNOUNCES RESULTS
FOR THIRD FISCAL QUARTER


OREM, UTAH -- Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the third quarter ended December 31, 2004.

Net sales for the third quarter totaled $11.6 million compared to $11.0 million a year ago, an increase of 6 percent. Net income was $795,000 versus $1.1 million for the comparable period a year ago. Basic and diluted earnings per share for the recent quarter were both $0.18, a decrease from the previous year's third quarter basic and diluted earnings per share of $0.28 and $0.26, respectively.

Net sales for the nine months ended December 31, 2004, totaled $36.6 million compared to $33.6 million a year ago, an increase of 9 percent. Net income from continuing operations was $3.0 million versus $3.7 million for the comparable period a year ago. Basic and diluted earnings for the nine-month period were $0.70 and $0.67, respectively, a decrease from the previous year's nine-month basic and diluted earnings per share from continuing operations of $0.90 and $0.86, respectively.

As compared to the third quarter of fiscal 2004, the increase in net sales reflected growth of 24 percent in healthcare seating as well as 3 percent growth in multipurpose room sales. Multipurpose room chair sales were down by 18 percent primarily due to a large order totaling approximately $480,000 which, for the most part, was produced in December but not needed by the customer until mid-January. This sale and resulting reduction in finished goods inventory will be included in the fourth quarter's results. The overall 3 percent increase in multipurpose room sales during the quarter was primarily attributable to growth in the recreation, church, office, and hospitality markets. For the nine-month period, international sales have increased 18 percent compared to the prior year period. Earnings per share were lower due to continued high costs for the company's next generation table line, commodity price increases, and the receipt last year of a patent litigation settlement.

During a meeting of MITY's Board of Directors on January 25, 2005, the board decided to discontinue funding the Company's initiative to develop its next generation table. The decision was made based on the difficulties encountered and additional expenses required to achieve a consistent repeatable manufacturing process. At this time, the decision was also made to redirect some of the resources previously focused on the next generation table project towards using the same technology and equipment for other products that do not require the same level of precision as tables. As a result of the Company's decision to abandon its current next generation table project, the Company will record an impairment charge in January 2005 to reduce the carrying value of the related assets to fair value. At the current time, this impairment is estimated to total between $2.3 million and $2.6 million before tax.

"This quarter had its high points and its low points. Although sales increased for the quarter, we were very disappointed with our lack of success in consistently producing a next generation table meeting our high standards," said Nielson. "Throughout October and into November, we continued to make good progress on improving our output quality. Then, in an attempt to solve the remaining quality and throughput concerns, we made some changes to the manufacturing process which caused the process to be out of balance. We continued to work through December and into January believing we could quickly regain the appropriate balance in the process. During January, we also reassessed the underlying business model supporting our next generation table strategy. We concluded that to repeatably achieve an acceptable quality and throughput level would require increases in production costs and overheads. These cost overruns brought the financial feasability of the project into question. Based on this information, we concluded that it was time to move on. Even though we will be taking an impairment charge during our fourth quarter, we are hopeful that we can use the expertise that we have gained in this new process and apply it in other products."

"We are pleased to see continued growth in our core business," noted Paul R. Killpack, "plus, we continued to experience strong growth in our Broda healthcare seating unit. Our earnings per share were lower, though, due to next generation table-related costs, commodity price increases, and a patent litigation settlement we received in the third quarter of the prior year. We are encouraged by the strengthening we are seeing in our core markets and are delighted by our progress in the international markets. During the quarter, we also received an order for chairs and carts that was the largest product order in company history. For the upcoming quarter, it is possible that sales will be up again by as much as 15 percent as compared to last year's March quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2005 3rd quarter will be available online at www.mityinc.com after they are filed.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly
and through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the March quarter will be up as much as 15 percent as compared to last year's sales for the same period, (b) the Company's belief that it will be able to recover the fair value of the impaired assets, and (c) the Company's hope that we can use the expertise gained in this new process and apply it in other products. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) inability to apply our next generation process technology to other markets and products; (ii) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the company's operations; (iii) the continued uncertainty in the furniture industry and its potential impact on the company's operations; (iv) uncertainty about market acceptance of any new products introduced by the Company; (v) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (vi) lack of available capital and other resources to develop or acquire and commercialize new products; and (vii) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release other than as required by law.

                               - more -


                          MITY Enterprises, Inc.
                     Unaudited Financial Highlights

                                               Three Months Ended
                                                  December 31,
                                          ----------------------------
                                              2004             2003
                                          -----------      -----------
Net sales                                 $11,635,000      $10,976,000

Income from operations                      1,270,000        1,858,000

Pre-tax income                              1,254,000        1,836,000

Net income                                    795,000        1,146,000

Basic earnings per share                        $0.18            $0.28

Weighted average number of common
   shares-basic                             4,301,266        4,162,872

Diluted earnings per share                      $0.18            $0.26

Weighted average common and common
   equivalent shares-diluted                4,462,038        4,410,412



                                               Nine Months Ended
                                                  December 31,
                                          ----------------------------
                                              2004             2003
                                          -----------      -----------
Net sales                                 $36,578,000      $33,610,000

Income from operations                      4,777,000        5,985,000

Pre-tax income                              4,735,000        5,932,000

Net income                                  3,006,000        3,711,000

Basic earnings per share                        $0.70            $0.90

Weighted average number of common
   shares-basic                             4,289,106        4,136,339

Diluted earnings per share                      $0.67            $0.86

Weighted average common and common
   equivalent shares-diluted                4,475,784        4,337,433


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